EXHIBIT 10.2

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made and entered into effective ____________, 2025 (“Effective Date”) by and between SGC Retail Partners LLC, a Nevada limited liability company (“Manager”) and NMG Long Beach, LLC, a California limited liability company doing business as ShowGrow (“Company”). The Manager and the Company are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Company holds local adult-use and medical cannabis retail licenses numbers MJ21915360 and MJ21915361 (“Local Licenses”) issued by the City of Long Beach (“City”) and an adult-use and medical commercial cannabis retail license number C10-0000732-LIC (“State License”) issued by the California Department of Cannabis Control (“DCC”) (the Local Licenses and State License are referred to herein each as a “License” and collectively as the “Licenses”), in order to conduct commercial cannabis retail activities (the “Operations”) at 3411 E. Anaheim St., Long Beach, CA 90804 and 3413 E. Anaheim St., Long Beach, CA 90804 (“Facility”) in compliance with Applicable Law (as defined below);

B. DEP Nevada, Inc., a Nevada corporation (“Owner”) owns One Hundred Percent (100%) of the membership interests (the “Subject Interest”) in Company;

C. Company, Owner, and Manager have entered into a Membership Interest Purchase Agreement (“Purchase Agreement”) for Manager to purchase the Subject Interest on the terms and conditions set forth in the Purchase Agreement;

D. Concurrent with closing as set forth in the Purchase Agreement and through the Termination Date (as defined below), Manager shall manage the Company and Facility for Owner in connection with the transactions contemplated under the Purchase Agreement;

E. To facilitate a transition of ownership and operational control from Owner to Manager in a manner which will ensure the continued operation of the Facility and Licenses after the Effective Date in compliance with Applicable Law, Owner and Manager are desirous of documenting the terms and conditions on which Manager will oversee and manage the Operations at the Facility, at Manager’s sole cost and expense for Company as of the Effective Date, and certain other terms and conditions relevant to the transition of ownership and operational control from Owner to Manager.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties hereby further agree as follows:

1. Incorporation of Recitals and Exhibits. The foregoing Recitals are agreed to be true and correct; and the Recitals and the Exhibits and/or Schedules attached hereafter (if any) are incorporated fully herein by reference and made a part of this Agreement.

MANAGEMENT SERVICES AGREEMENT

2. Exclusive Engagement of the Manager. Company hereby retains and engages the Manager to provide the Services (as hereinafter defined) exclusively pursuant to the terms and conditions of this Agreement, and the Manager hereby accepts such retention and engagement. Company hereby authorizes Manager to exercise such powers and to take such actions with respect to the Operations at the Facility as are expressly set forth herein and as otherwise may be necessary for the performance of the Manager’s obligations under this Agreement. Subject to the terms set forth in this Agreement, Manager hereby accepts such appointment on the terms and conditions hereinafter set forth and agrees to exclusively manage, operate, and maintain the Operations at the Facility after the Effective Date in its sole discretion and without Owner input or any principal, affiliate, or party associated with Owner, including but not limited to, Stephen “Trip” Hoffman. Manager agrees to undertake in good faith all commercially reasonable steps prudent or necessary to render the Management Services in a professional, courteous, timely, and effective manner. Manager shall retain sole and absolute discretion to select the employees and/or independent managers (collectively, the “Manager Representatives”) who will perform the Management Services and the Operations at the Facility.

(a) Independent Manager Relationship. Manager, its agents, employees, officers and other personnel shall devote as much time as Manager may deem necessary in Manager’s sole discretion in connection with providing the Management Services contemplated by this Agreement. Other than as expressly provided herein, this Agreement does not in any way create a principal-agent or employer-employee relationship between the Company and Manager, and under no circumstances shall Manager, or any agent, manager, employee or personnel of Manager, be considered to be an agent or employee of the Company. Manager shall be an independent contractor of the Company. Except in performing the Services and managing the Operations or as expressly permitted in this Agreement, neither Party shall assume or create, or attempt to assume or create, any obligation on behalf of or in the name of the other Party and will not make any representations, guaranties, or warranties on behalf of or in the name of the other Party, their officers, agents, managers, employees, or other personnel, whatsoever under any circumstance. Neither Party shall make any representations, guaranties, or warranties on behalf of or in the name of the other Party except as may be approved in writing. Except as otherwise permitted pursuant to the terms of this Agreement. neither Party may use the other Party’s name, any service marks or trademarks in connection with the Services contemplated herein or otherwise under any circumstance.

(b) Devotion of Time. Manager shall devote as much time as necessary, as determined by Manager in its sole discretion, for purposes of carrying out the Services.

(c) Competing Activities. Manager, and each of its officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates, if any, may provide similar services in any business activity of any type or description that might be the same as or similar to the Operations and that might be in direct or indirect competition with the Company.

(d) No Guarantee or Warranty. Manager makes no warranty or representation other than as expressly provided for herein. All Services provided pursuant to this Agreement are made without promise of result or warrant of merchantability, fitness for a particular purpose, or success in its operations, or any other warrant, express or implied.

3. Management Services.

(a) During the Term, Manager, at its sole discretion, shall manage the Facility and all of the Company’s Operations at the Facility (collectively, the “Services”, which shall include, for purposes of illustration only, the services set forth on Schedule A to this Agreement) at Manager’s sole cost and expense without right of reimbursement from Company, all in accordance with Applicable Law. The Parties acknowledge and agree that Schedule A is not intended to be a complete listing of all the Services with it expressly understood that Manager is assuming control of all Operations at the Facility.

(b) During the Term, the Company will provide Manager with complete access to the Facility and all software, accounts, systems and information necessary in order to enable Manager to perform its obligations and exercise its rights hereunder, including Manager’s control over the operation, management and use of the Facility.

MANAGEMENT SERVICES AGREEMENT

(c) Company will use commercially reasonable efforts to establish one (1) account with a financial institution for the deposit and maintenance of funds for the management and operation of the Company’s operations at the Facility in compliance with this Agreement (“Project Account”). The Parties will execute any and all documents necessary to authorize the deposit and withdrawal of funds by, and writing of checks by, Manager and its principals for whom access to the Project Account is reasonably necessary for the purpose of operating, managing, and providing the Services in compliance with this Agreement. Other than Manager, no one affiliated with Company will withdraw funds exceeding one hundred dollars ($100) in a single transaction or in a series of related transactions from the Project Account without the Manager’s prior written consent.

(c) The Parties acknowledge that, subject to the terms and conditions set forth in this Agreement, Manager will have absolute control and discretion over all decision making, including the day-to-day Operations at the Facility.

(d) Manager may, but is not obligated to, cause some or all of the Services to be rendered by and/or through third-party contractors, affiliates and/or assignees of the Manager. Manager shall remain ultimately responsible for the acts or omissions of any such delegated Services and must ensure that such delegated Services are carried out in compliance with this Agreement and Applicable Law.

(e) Subject to any terms herein, Manager’s provision of the Services shall not be subject to Company’s review and approval.

(f) Manager shall be responsible for the negotiation of vendor, contractor, service, and other contracts, as are reasonably necessary or desirable in connection with the establishment and operation of the Operations in the ordinary course of business and may enter into any contract or agreement on behalf of the Company. Manager may incur any debt, obligation, or liability for or on behalf of the Company as necessary to carry out the Management Services and may otherwise establish and negotiate the terms and conditions of agreements with third parties to further the purpose of the Company’s business. Manager shall not cause the Company to enter into any agreement, obligation, or contract in excess of $50,000 without the Owner’s prior written consent, such consent not to be unreasonably withheld and only due to a material detriment to Owner as agreed between the Parties; and in the event that the Parties cannot agree on such detriment, consent may not be withheld.

4. Compliance With Applicable Law; Regulatory Disclosures.

(a) Compliance with Applicable Law. In performing the Services, Manager shall, at its sole cost and expense, inclusive of all applications, payment of taxes, and other costs, comply with Applicable Law. “Applicable Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, regulation, directive, norm, order, requirement or rule of law (including common law), including, without limitation, the Adult Medicinal and Adult-Use Cannabis Regulation and Safety Act (“MAUCRSA”), the Long Beach Municipal Code related to regulating and permitting commercial cannabis activity, and such other rules, regulations, statutes and guidelines currently or subsequently promulgated with respect to any of the foregoing; provided, however, the Parties hereby acknowledge that under United States federal law, and more specifically 21 United States Code §801, et seq., short titled the Controlled Substances Act (“CSA”), the possession, use, cultivation, marketing and transfer of cannabis is illegal and that, notwithstanding anything to the contrary, with respect to regulated cannabis business activities, “Applicable Law(s)”, “law(s)”, or “federal” shall only include such federal law, authority, agency, or jurisdiction as is not in conflict with the Applicable Law(s), regulations, authority, agency, or jurisdiction of any state, district, or territory regarding such regulated cannabis business activities. The Parties agree to provide each other with prompt notice and copies of any correspondence, notices, violations, complaints, and other materials from regulatory authorities and/or any local licensing authority regarding the Facility, the Licenses or any other business as it relates to Operations.

MANAGEMENT SERVICES AGREEMENT

(b) Regulatory Disclosures. The Parties hereby agree and acknowledge that as a result of the Services provided hereunder, Manager and certain owners of Manager will be considered an “Owner” of the Company as such term is defined in Cal Code of Regs. tit. 4, §15003 and Manager shall cooperate with the Company to disclose any information as may be required by DCC as a result of Manager’s participation in the management of the Company. The Parties shall cooperate with each other in good faith to ensure the successful disclosure and filing of the required information, and any personally identifiable information of Manager’s owners (including but not limited to Social Security numbers or card images, driver’s license numbers or images, birthdates, or other information) shall be held in confidence by Company, if provided, and shall be maintained and used solely for the purposes of facilitating this provision.

(c) Operational Legal Compliance. Only after the Effective Date and during the Term, but under no circumstances prior to the Effective Date for any reason and subject to the other provisions of this Agreement, Manager acknowledges and agrees that, in connection with the Operations at the Facility, it alone is responsible for and will pay: (i) all gross wages and salaries for Operations at the Facility; (ii) associated federal, state and local taxes and payroll taxes, including any sales and use taxes on wages and benefits; (iii) all taxes related to the Company’s business and operations and as an entity during the Term; (iii) fringe benefits; (iv) Social Security; (v) workers’ compensation insurance; (vi) any other direct payroll costs related to or associated with the employment or engagement of the Manager Representatives during the Term; and (vii) any and all other operational and regulatory compliance expenses of the Company, and Manager will timely pay such amounts directly to the Manager Representatives or the appropriate agency, division or department as applicable. Company shall cooperate and pay all such sums immediately upon receipt that Manager is not able to pay directly during the Term.

5. Compensation to Manager.

(a) In consideration of the Manager’s performance of the Services, Manager shall receive a management services fee equal to One Hundred Percent (100%) of the monthly Net Profits during the entirety of the Term (“Management Fee”). For the purposes of this Agreement, “Net Profit(s)” shall mean the total net operating income, less all operational expenses, taxes and operational liabilities incurred after the Effective Date, derived from the Operations at the Facility.

(b) The Management Fee is non-refundable and will not be returned to the Company under any circumstance, including without limitation, the early termination of this Agreement or changes in the status of any of the Licenses, any termination or unwinding of the Purchase Agreement, or any law or regulation related to or affecting Manager, Company, the Operations, or the Facility.

6. Personnel. After the Effective Date, Manager shall be solely responsible for the recruitment, selection, hiring, firing, compensation, terms, conditions, obligations and privileges of employment or engagement of employees working at the Facility. Manager shall be solely responsible for compensating Facility employees. Manager expressly acknowledges its responsibility and liability to provide for the payment and withholding of appropriate amounts for income tax, social security, unemployment insurance, state disability insurance taxes, and any authorized payroll deductions from the paychecks of the Company’s personnel.

7. Insurance. Solely after the Effective Date and for the entire Term of this Agreement, Manager, at its sole cost and expense, shall arrange for, obtain, and maintain, or cause its agents to arrange for, obtain, and maintain, with responsible insurance carriers licensed to do business in the applicable jurisdiction, commercial general liability, property and casualty, and other insurance coverage that is reasonably available and customary for the Operations at the Facility, in amounts that are adequate under Applicable Law and consistent with industry standards, for the entire Term of the Agreement. Each such insurance policy shall name the Manager as an additional insured and loss payee. Manager, at its sole cost and expense, shall also arrange for workers’ compensation insurance for all employees at the Facility in accordance with Applicable Law and consistent industry standards for the entire Term of the Agreement.

MANAGEMENT SERVICES AGREEMENT

8. Representations, Warranties, and Covenants.

(a) Representations, Warranties and Covenant of Company. Company represents, warrants, and covenants to Manager that, as of the Effective Date and throughout the Term:

(i) Company is duly organized as a limited liability company, validly existing, and in good standing under the laws of the State of California. Company has the full company power and authority to own its assets and properties and to carry on its activities as now conducted and as contemplated to be conducted. Company has the full company power and authority to execute, deliver and perform this Agreement.

(ii) Company conducted all Operations and activities in compliance with Applicable Law and timely paid in full all of its liabilities prior to the Effective Date.

(iii) Assuming that all consents, approvals, and authorizations have been obtained, the execution, delivery and performance of this Agreement by the Company does not and will not (a) violate, conflict with or result in the breach of any provision of its charter or operating agreement (or similar organizational documents), (b) conflict with or violate any state or local law, ordinance, governmental regulation or governmental order applicable to the Company or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which the Company is bound, except to the extent that any such conflict or other event under 8(a)(iii)(b) or (c) above would not prevent or materially hinder the consummation of the transactions contemplated by this Agreement.

(iv) Company will timely and fully cooperate with the Manager in its performance of the Services, including timely and fully completing all tasks assigned reasonably to the Company by the Manager and performing the Company’s material obligations under this Agreement.

(v) Upon execution and delivery of this Agreement, this Agreement will constitute the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) Representations and Warranties of Manager. Manager represents, warrants, and covenants to the Company that, as of the Effective Date and throughout the Term:

(i) Manager is duly organized as a limited liability company, validly existing, and in good standing under the laws of the State of Nevada. Manager has the full company power and authority to own its assets and properties and to carry on its activities as now conducted and as contemplated to be conducted. Manager has the full company power and authority to execute, deliver and perform this Agreement.

(ii) Manager will perform the Services consistent with industry standards, in accordance with all Applicable Law.

MANAGEMENT SERVICES AGREEMENT

(iii) The execution and delivery of this Agreement and the performance by the Manager of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under the organizational documents of the Manager or any other agreement or obligation of the Manager.

(iv) Upon execution and delivery of this Agreement, this Agreement will constitute the legal, valid, and binding obligation of the Manager enforceable against the Manager in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles

(v) The Manager further covenants it shall provide Owner a copy of each month’s profit and loss statement within thirty (30) calendar days of the end of the preceding month.

(vi) In connection with its independent relationship as established by Section 2(a) above, Manager represents and warrants that in entering into this Agreement:

(1) Manager holds any and all necessary business licenses or business tax registrations, if any, that Manager is required to hold under the laws of the State of California in order to perform the Management Services;

(2) Manager is customarily engaged in an independently established business of the same nature as that involved in carrying out the Services;

(3) Manager maintains a separate business location, that is separate from where the Management Services will be performed; and

(4) Manager negotiated and requested the compensation provided herein of its own accord.

(c) Survival. The representations, warranties, and covenants set forth in this Section 8 and elsewhere in the Agreement will survive the termination of the Agreement for a period of one (1) year, are not lessened or rendered inapplicable by any more specific or general representation, warranty, or covenant, and are not lessened or rendered inapplicable by a Party’s actual or constructive knowledge of any fact or circumstance to the contrary of any representation, warranty, or covenant of the Party making such representation, warranty or covenant.

9. Term. Unless terminated sooner in accordance with the terms of this Agreement, the term of this Agreement shall commence on the Effective Date and continue until the earliest of the occurrence of any of the following events: (a) termination of the Purchase Agreement; (b) the City and/or DCC makes a final non-appealable determination denying the approval of this Agreement; (c) a Governmental Authority makes a final and non-appealable determination that the terms of this Agreement are in contravention of Applicable Law; or (d) upon the final closing of the Purchase Agreement (being the “Term”).

10. Termination.

(a) The Parties hereby agree and acknowledge that, upon the termination of this Agreement, Manager shall remain entitled to all unpaid Management Fees incurred or accrued in connection with the Services prior to the Termination Date. Any termination of this Agreement shall not prejudice or otherwise affect the rights or liabilities of the Parties that have accrued prior to such termination, or which expressly survive its termination hereunder or that by its nature would reasonably be expected to extend beyond any such termination, including, without limitation, the following sections shall survive the termination of this Agreement: Section 11 (Confidential Information); Section 12 (Indemnification), and Section 13 (Limitation of Liability).

MANAGEMENT SERVICES AGREEMENT

(b) In the event of termination or expiration of this Agreement, in addition to any other obligations set forth in this Agreement, and contingent upon full and timely return and reimbursement to the Manager of the aggregate Purchase Price and any Company operating expenses advanced or incurred by the Manager as set forth in the Purchase Agreement, the Manager shall promptly and in compliance with Applicable Law: (i) return to Company (and Owner) all Company-owned property, equipment, or materials in its possession or control; (ii) remove any Manager-owned property, equipment, or materials located at the Facility; (iii) cooperate and provide reasonable assistance to Company and/or Owner in transitioning the Services to an alternate service provider, if reasonably requested by Company and at Owner’s sole cost and expense; (iv) cooperate and provide reasonable assistance to Company and Owner in transitioning and/or reinstating any licenses or other regulatory approvals back to the Company (and/or the Company’s control and possession) at Owner’s sole cost and expense; and (v) reasonably cooperate with Company in disclosing to the City and/or DCC (if applicable) the termination of this Agreement and removal of Manager from any Company Licenses, permits, and portals.

11. Confidential Information.

(a) Confidentiality. Either Party (the “disclosing Party”) may provide to the other Party (the “recipient Party”) certain confidential information belonging to the disclosing Party that is marked as confidential, proprietary or reasonably understood to be confidential (“Confidential Information”). Confidential Information includes the terms and existence of this Agreement, all exhibits to this Agreement, and all information disclosed to recipient Party by the disclosing Party or the disclosing Party’s agents. During the Term of this Agreement and for a period of five (5) years following the termination of this Agreement, recipient Party must: (a) maintain all Confidential Information in strict confidence; (b) not disclose any Confidential Information to any person or entity not authorized in writing by the disclosing Party to receive or use the Confidential Information; and (c) not use, permit, or aid others in the use of any Confidential Information for any purpose other than the purposes contemplated by this Agreement, and then only if the person to whom the Confidential Information is disclosed (i) has a need to know the Confidential Information for the authorized purpose and (ii) has executed a written agreement with terms of nondisclosure equivalent to those set forth in this Agreement and which are for the benefit of, and enforceable by, the disclosing Party as an intended third-party beneficiary. The confidentiality obligations under this Agreement shall be independent of the confidentiality obligations of the Parties under the Purchase Agreement.

(b) Nonconfidential Information. The obligations of confidentiality required by this Section 11 will not apply to any information that the recipient Party can demonstrate: (i) is or becomes publicly available without breach of this Agreement or any confidentiality obligation; or (ii) is developed independently by the recipient Party not having access to the Confidential Information as evidenced by the recipient Party’s written records.

(c) In the event that the disclosing Party’s Confidential Information is required to be disclosed by the recipient Party pursuant to Applicable Law, a valid subpoena, or a valid order by a court or other governmental body having proper jurisdiction over the recipient Party, (i) the recipient Party may not disclose until and unless the recipient Party provides written notice to the disclosing Party of such order sufficiently in advance of the disclosure to allow the disclosing Party the reasonable opportunity to defend against or condition such disclosure, (ii) the recipient Party will comply with any applicable protective order or equivalent and (iii) in any event, the recipient Party will disclose solely to the extent necessary to comply with the legal requirement.

MANAGEMENT SERVICES AGREEMENT

(d) No Public Statement or Information Disclosures. Neither Party will make, permit to be made, or aid others in making any public announcement or statement relating to the subject matter of this Agreement, the existence of this Agreement, the action or inaction of the other Party pursuant to this Agreement, or otherwise regarding the other Party, its agents, its affiliates, or its business; provided, however, that either Party may make any public disclosure it believes in good faith is required by Applicable Law, provided that such Party will use its best efforts (i) to advise the other Party prior to making the disclosure and (ii) to seek confidential treatment of any information disclosed. For purposes of the foregoing, a “public announcement or statement” includes a statement to any person or entity that is not a party to this Agreement, whether or not that person or entity will or may disseminate the information.

12. Indemnification.

(a) Indemnification of the Manager. The Company shall, to the fullest extent allowable by Applicable Law, indemnify, defend and hold harmless the Manager and its affiliates and each of their respective officers, manager, members, directors, employees, stockholders, partners, agents, lenders, representatives, and contractors, and each of their respective successors and assigns (collectively, “Representatives”) from and against any and all liabilities, obligations, claims, losses, causes of action, suits, proceedings, awards, judgments, settlements, demands, damages, costs, expenses, fines, penalties, deficiencies, taxes and fees (including without limitation the fees, expenses, disbursements and investigation costs of attorneys and Manager) (collectively “Losses”) arising out of or related to: (i) the breach of any of Company’s representations, covenants or warranties hereunder; (ii) any and all liabilities, claims, expenses, actions of any nature whatsoever arising prior to the Effective Date; and (iii) the Company’s gross negligence or intentional misconduct. The indemnification obligations in this Section 12(a) shall survive for a period of twenty-four (24) months following the expiration or termination of this Agreement.

(b) Indemnification of the Company. The Manager shall, to the fullest extent allowable by Applicable Law, indemnify, defend and hold harmless the Company and its Representatives, from and against any and all Losses arising out of or related to: (i) Manager’s management of the Company, Operations, and/or Facility under this Agreement and its performance of the Services after the Effective Date; (ii) payment of all liabilities, taxes, costs, obligations, contracts, and expenses of the Company arising out of Manager’s management and performance of Services after the Effective Date and during the Term as contemplated in this Agreement, (iii) third-party Claims arising out of the material breach of any of the Manager’s representations, covenants, or warranties hereunder (unless such occurrence was at the written direction or instruction of Seller), and (iv) the gross negligence or intentional misconduct of the Manager or any Manager Representative (unless such occurrence was at the written direction or instruction of Seller). Such indemnification obligations do not relieve Company or apply to any direct responsibilities that Company may still have as the owner and designated responsible party of the Licenses and applications. The indemnification obligations in this Section 12(b) shall survive for a period of twenty-four (24) months following the expiration or termination of this Agreement.

(c) Indemnification Procedures. The indemnified Party shall promptly notify the indemnifying Party upon becoming aware of a Claim under this Section 12. The indemnifying Party shall promptly assume control of the defense and investigation of such Claim, with counsel reasonably acceptable to the indemnified Party, and the indemnified Party shall reasonably cooperate with the indemnifying Party in connection therewith, in each case at the indemnifying Party's sole, reasonable cost and expense. The indemnified Party may participate in the defense of such Claim, with counsel of its own choosing and at its own cost and expense. The indemnifying Party shall not consent to entry of any judgment or settle any such Claim that imposes liability or obligations on the indemnified Party or that diminishes its rights, without the indemnified Party's prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. If the indemnifying Party fails or refuses to assume control of the defense of such Claim, the indemnified Party shall have the right, but no obligation, to defend against such Claim, including settling or resolving such Claim after giving notice to the indemnifying Party, in each case in such manner and on such terms as the indemnified Party may deem appropriate. Neither the indemnified Party's failure to perform any obligation under this Section 12 nor any indemnified Party's act or omission in the defense, settlement or resolution of any such Claim will relieve the indemnifying Party of its obligations under this Section 12, including with respect to any losses, except to the extent that the indemnifying Party can demonstrate that it has been materially prejudiced as a result thereof.

MANAGEMENT SERVICES AGREEMENT

13. Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT IN CONNECTION WITH A PARTY’S VIOLATION OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, ITS INDEMNIFICATION OBLIGATIONS HEREUNDER, OR ITS WILLFUL OR INTENTIONAL MISCONDUCT, GROSS NEGLIGENCE, OR FRAUD, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT DAMAGES, OR PUNITIVE DAMAGES, OR LOST PROFITS, BUSINESS, OR REVENUE, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND WHETHER OR NOT THE REMEDIES PROVIDED FOR HEREIN FAIL OF THEIR ESSENTIAL PURPOSE. PROVIDED, HOWEVER, THAT THIS SECTION 13 DOES NOT LIMIT EITHER PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS UNDER SECTION 12 ABOVE, INCLUDING FOR ANY CLAIMS BY THIRD PARTIES FOR THE PAYMENT OF ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, OR LOST PROFITS, BUSINESS OR REVENUE. THIS SECTION 13 DOES NOT LIMIT EITHER PARTY’S DAMAGES TO THE OTHER PARTY WHICH MAY ARISE UNDER ANY CONTRACT OR AGREEMENT BETWEEN THE PARTIES. EACH PARTY’S AGGREGATE LIABILITY FOR ANY AND ALL ACTIONS, CLAIMS AND DAMAGES IN CONNECTION WITH THIS AGREEMENT (WHETHER DIRECT OR INDIRECT, OR UNDER CONTRACT, TORT, STATUTE, REGULATION, OR ANY OTHER THEORY OF LAW OR EQUITY) WILL NOT EXCEED, UNDER ANY CIRCUMSTANCES THE TOTAL MANAGEMENT FEE PAID UNDER THIS AGREEMENT DURING THE TWELVE (12)-MONTH PERIOD BEFORE THE DATE ON WHICH ANY CLAIM AROSE. THE FOREGOING LIMITATION OF LIABILITY REPRESENTS THE ALLOCATION OF RISK BETWEEN THE PARTIES AND IS AN ESSENTIAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES. EACH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Manager, then to:

SGC Retail Partners LLC

Attn: Michael Viellion

10777 W Twain Ave., Suite 215

Las Vegas, NV, 89135

Email: viellion@gmail.com

MANAGEMENT SERVICES AGREEMENT

If to the Company, then to:

NMG Long Beach, LLC

Attn: Stephen ‘Trip’ Hoffman

6420 Sunset Corporate Drive

Las Vegas, NV 89120

Email: TripHoffman@bodyandmind.com

Any Party may change its address for notices hereunder upon notice to the other Party in the manner for giving notices hereunder. Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) on the next business day if transmitted by email, and (iv) three (3) days after mailing, if sent by registered or certified mail. For clarity, if a notice is not received because the receiving Party has failed to notify the other Party per the preceding sentence or because receipt is refused, such notice nonetheless shall be deemed to have been conclusively made seven (7) days after delivery was reasonably initiated.

15. Dispute Resolution. In the event that any disagreement, dispute or claim arises among the Parties hereto with respect to the enforcement or interpretation of this Agreement or of any kind or nature, whether in contract, tort or otherwise, or relating to any statute or other law or regulation and whether involving direct, consequential, punitive, statutory or other damages of any kind (collectively, a “Dispute”), such Dispute shall be settled in accordance with the following procedures:

(a) Negotiation, Mediation. Except for injunctive relief, the Parties first will consult and negotiate with each other in good faith and recognizing their mutual interests, will attempt to resolve the Dispute. If the Dispute cannot be settled through negotiation within seven (7) days, the Parties in good faith will attempt to resolve the Dispute through mediation, administered by a mediator mutually agreeable to the Parties, and which may be administered remotely via electronic means. If the mediation fails or an agreed upon mediator cannot be identified within thirty (30) days, then upon notice by either Party to the other, they will commence arbitration as set forth below.

(b) Arbitration. In light of Federal cannabis laws, the Parties agree it is in their best interests that any Dispute be resolved in a confidential, binding arbitration (“Arbitration”). In no event will a Dispute be adjudicated in Federal District Court. In the event that either Party commences a lawsuit in Federal District Court or moves to remove such action to Federal District Court, the Parties hereby mutually agree to stipulate to a dismissal of such Federal action with prejudice. The Parties agree to waive illegality under Federal cannabis laws as a defense to any Dispute. The Arbitration shall be initiated by a Party by delivering written notice of intent to arbitrate to the other Parties. Within thirty (30) days after delivery of such notice, unless the Parties mutually agree otherwise, the Arbitration shall be initiated and administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: https://www.jamsadr.com/rules-streamlined-arbitration (“Rules”). The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. Each Party understands and agrees that by signing this Agreement, such Party is waiving the right to a jury. The arbitrator shall apply California substantive law in the adjudication of all claims. Notwithstanding the foregoing, any party to a claim may apply to the state courts of competent jurisdiction for a provisional remedy, including, but not limited to, a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a Party shall not operate as a waiver of the agreement to submit a dispute to binding Arbitration pursuant to this provision. After a demand for Arbitration has been filed and served, the Parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator’s decision shall be final and binding upon the Parties. The arbitrator’s decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the conclusion of the arbitration proceedings. The prevailing party may submit the arbitrator’s decision to state courts of competent jurisdiction for an entry of judgment thereon.

MANAGEMENT SERVICES AGREEMENT

(c) Confidential Proceedings. Except upon the prior written consent of the Parties, all papers, documents, briefs, written communications, testimony, and transcripts as well as any and all arbitration decisions shall be confidential and shall not be disclosed to anyone other than the arbitrator, the Parties, and their attorneys, expert witnesses, witnesses, and other third parties involved in the Arbitration. All third parties involved in the arbitration will have a legal obligation of confidentiality or agree in writing to keep information confidential as provided in this Section 15(c).

(d) Attorneys’ Fees and Costs. The prevailing Party in any Arbitration hereunder shall be awarded reasonable attorneys’ fees, expert and non-expert witness costs and any other expenses incurred directly or indirectly with said Arbitration, including without limitation the fees and expenses of the arbitrator(s). Any Party shall have the right to recover all reasonable attorney’s fees and costs incurred to enforce any judgment and/or collect any monies due pursuant to this Agreement, in addition to any other relief or damages to which such Party may be entitled.

16. Force Majeure. No Party shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, war, whether or not declared, accident, labor strike or labor disturbances, terrorist activities, inability to procure supplies from third party vendors, sabotage, orders or decrees of any court, or actions of any government authority, where the Party has communicated in writing the circumstances of such event to the other Party and taken any and all appropriate action to mitigate the effects of such event; and in any event, the time period for the performance of an obligation hereunder will be extended for the amount of time of the delay or impossibility.

17. Assignment. Neither Party may assign or transfer this Agreement or any of its rights and obligations hereunder without the express prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Any assignment or transfer in contravention of this Section 17 is null and void. Notwithstanding anything to the contrary in this Agreement, the Manager may, but is not obligated to, cause some or all of the Services to be rendered by and/or through third-party contractors, affiliates and/or assignees of the Manager.

18. Amendment; Waiver. This Agreement may not be modified or amended other than by an agreement in writing signed by both of the Parties. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of that provision on any other occasion. No waiver will be effective unless it is in writing and is signed by the Party asserted to have granted that waiver.

19. No Third-Party Beneficiaries. This Agreement does not and is not intended to confer any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, to any employee or former employee of Company or to other person or entity other than the Parties. All duties and responsibilities undertaken under this Agreement are for the sole and exclusive benefit of the Parties and not for the benefit of any other party.

MANAGEMENT SERVICES AGREEMENT

20. Further Assurances. Each Party will perform any further acts and execute and deliver any documents that may be reasonably necessary or appropriate to fully carry out the provisions, intent, and purposes of this Agreement.

21. Headings and Construction. The titles and headings to Sections in this Agreement are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All use of the words “include” and “including” mean “include/including without limitation.”

22. Entire Agreement. This Agreement, together with the Recitals and all Exhibits, contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to such subject matter. The express terms of this Agreement control and supersede any course of performance and usage of the trade inconsistent with any of the terms of this Agreement.

23. Severability. In the event that any provision of this Agreement is deemed unlawful or otherwise unenforceable by any tribunal of competent jurisdiction, that provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under Applicable Law and the remaining provisions will continue in full force and effect. Each and every provision or restriction set forth in this Agreement is independent and severable from the others, and no provision or restriction will be rendered unenforceable by virtue of the fact that, for any reason, any other provision or restriction may be unenforceable in whole or in part.

24. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

25. Equitable Relief. Each Party acknowledges and agrees that the actual or threatened breach of Section 11 will cause irreparable damage to the other Party for which an adequate remedy at law does not exist; and, in the event of such a breach or threatened breach, the other Party will have, in addition to any and all remedies of law, the right to seek equitable relief, including injunctive relief, without the requirement of posting bond or other security.

26. Relationship of Parties. The relationship of the Parties is that of independent contractors and nothing contained under this Agreement will be deemed to create any relationship of agency, partnership, employment or the like. No Party will have any power or authority to obligate or bind the other in any manner whatsoever, except as specifically provided in this Agreement. Manager will be solely responsible for compensating each of its employees performing the Services and withholding any sums from amounts payable to such employees with respect to federal, state or local taxes, FICA contributions and unemployment insurance. This Agreement does not provide any of the Manager’s employees or agents with any rights or benefits to which an employee or agent of the Company may be entitled, and the Manager shall indemnify the Company against withholding and payment of any and all taxes, including but not limited to FICA taxes, worker’s compensation insurance premiums, unemployment, state and federal income taxes, and any such withholding payments required under state or federal law, as well as vacation pay, paid sick leave, retirement benefits, and employee benefits of any kind whatsoever for all personnel on its payroll.

27. Representation by Counsel. Each Party acknowledges and agrees that it is represented by legal counsel (or had the opportunity to be represented by legal counsel) in connection with this Agreement and that it and its counsel have reviewed and revised this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement, any Exhibits, or any amendments to this Agreement or Exhibits.

28. Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, and all of which together will constitute one and the same instrument. Signatures may be given by facsimile or other electronic transmission (e.g., DocuSign or EchoSign), and such signatures will be fully binding on the Party sending the same. Any xerographic, .PDF, or similar copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, will be considered for all purposes as if it were an executed counterpart of this Agreement.

[signatures on following page]

MANAGEMENT SERVICES AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Management Services Agreement as of the Effective Date.

MANAGER: SGC Retail Partners LLC

By:
Print Name:	Michael Viellion
Title:	Manager

COMPANY: NMG Long Beach, LLC

By:
Print Name:	Stephen ‘Trip’ Hoffman
Title:	Manager

MANAGEMENT SERVICES AGREEMENT

SCHEDULE A

SERVICES

During the Term, Manager shall control all aspects of the Operations of the Company, including but not limited to:

1.	Making or causing to be made any expenditure for the Operations at the Facility;

2.	Paying all costs of the Operations after the Effective Date and during the Term, including rent on terms expressly agreed with the Facility’s owner;

3.	Developing marketing plans, including but not limited to, promotional activities and advertising, and long-term business plans for the Operations;

4.	Developing and implementing personnel policies and procedures;

5.	Staffing, training and monitoring the performance of all personnel, and directing all personnel at the Facility;

6.	Employing personnel to use the California Cannabis Track and Trace System - METRC;

7.	Establishing and managing appropriate inventory and supply levels for the Operations, and purchasing office supplies and technology supplies for the Facility;

8.

Managing the accounting, billing, legal, insurance, and tax matters for the Operations at the Facility and preparing or causing to be prepared all financial statements and reports and required tax filings (other than income tax returns) related thereto, provided that, the Company shall cooperate with Manager to effectuate any such filings; and

9.

Performing or causing to be performed all other activities that the Manager determines are reasonably necessary or desirable for the operation or management of the Operations of the Facility in accordance with the Agreement and Applicable Law.

MANAGEMENT SERVICES AGREEMENT